Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Jeremy Rohen T +1 410.531.8234 jeremy.rohen@grace.com

Hudson La Force Elected
President and Chief Executive Officer

COLUMBIA, MD. – November 8, 2018 – W. R. Grace & Co. (NYSE: GRA) announced today that its Board of Directors has elected Hudson La Force as President and Chief Executive Officer, effective immediately. Chairman and Chief Executive Officer Fred Festa is now non-executive Chairman.

“Our CEO succession process is complete,” said Christopher J. Steffen, Lead Independent Director. “After 15 years, Fred Festa hands off an industry-leading specialty chemicals company with strong market positions, a focused portfolio, and clear growth opportunities. On behalf of our entire Board, we thank Fred for his exceptional leadership. We congratulate Hudson on his new role, and have absolute confidence in his strategic vision, proven leadership and focus on value creation.”

La Force joined Grace in 2008 as Senior Vice President and Chief Financial Officer and became President and Chief Operating Officer in February 2016. He was elected to the Grace Board in November 2017.

About Grace

Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments-Catalysts Technologies and Materials Technologies-provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 3,900 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.

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